GROW GROUP, INC.
                               200 Park Avenue
                          New York, New York  10166

                                        February 14, 1995

          Corimon, S.A.C.A.
          Calle Hans Neumann Edf. Corimon
          Los Cortijos de Lourdes
          Venezuela

          Attention:  Mr. Arthur Broslat
                      Chief Financial Officer, and
                      Gustavo Mata-Borjas, Esq.
                      General Counsel

          Gentlemen:

                    We refer to the Standstill Agreement dated July 21, 1992, as amended (the "Agreement"), by and among Grow
          Group, Inc., a New York corporation (the "Company"), on the one hand, and Corimon, S.A.C.A., a Venezuelan corporation ("Corimon"), and Corimon Corporation, a Delaware corporation and indirect wholly-owned subsidiary of Corimon (and, together with Corimon, the "Shareholders"), on the other hand. All capitalized words or terms used in this letter have the same meanings ascribed to them in the Agreement unless otherwise specifically defined herein.

                    1. Clauses (i) and (ii) of Section 1.2 of the Agreement are amended in their entirety to read as follows:

                    "(i) the date on which directors of
                    the Company are elected at the
                    Company's 1996 Annual Meeting of
                    Shareholders or (ii) October 31, 1996;"

          and the remainder of Section 1.2 of the Agreement shall remain unchanged and in full force and effect.

                    2. In accordance with Sections 3.1 and 4.1 of the Agreement, the Company, acting pursuant to the vote of a majority of the members of its Board of Directors who are not Shareholder Designees, hereby consents to (i) the issuance by Corimon Corporation to Fidelity Capital & Income Fund ("Fidelity Capital") of $8 million aggregate principal amount of Exchangeable Preferred Stock (the "Preferred Stock") which is exchangeable for 516,129 of the Shares of Common Stock owned by the Shareholders, subject to customary adjustments, in accordance with the terms of Appendix A hereto captioned "Terms of CRM Exchangeable Preferred Stock," and (ii) the transfer of such Shares of Common Stock to Fidelity Capital in accordance with the terms of the Preferred Stock. The foregoing consent by the Company is subject to the condition that, and will not take effect unless, all proceeds received by the Shareholders in connection with the sale of the Preferred Stock to Fidelity Capital are used by the Shareholders to make investments in Standard Brands Paint Company ("Standard Brands").

                    3.  In accordance with Section 4.1 of the
          Agreement, the Company, acting pursuant to the vote of a majority of the members of its Board of Directors who are not Shareholder Designees, hereby consents to the pledge by the Shareholders to Fidelity Capital of up to 1,350,000 of the Shares of Common Stock held by the Shareholders to secure indebtedness of Corimon Corporation issued to Fidelity Capital. The foregoing consent by the Company is subject to the condition that, and will not take effect unless, all amounts which are secured by such Shares of Common Stock are used by the Shareholders to make investments in Standard Brands.

                    4. The Shareholders represent and warrant to the Company that, in connection with the transactions between the Shareholders and Fidelity Capital referred to herein, (i) the information and disclosures made by the Shareholders to Fidelity Capital do not contain any untrue statement of a material fact and do not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) Fidelity Capital and its representatives have been given the opportunity to ask questions of, and receive information from, the Shareholders relating to the Company, its business and prospects. The Shareholders agree to indemnify and hold harmless the Company, its officers, directors and affiliates from any and all liabilities, damages, costs and expenses (including attorneys fees) arising from or relating to the transactions between the Shareholders and Fidelity Capital referred to in paragraphs 2 and 3 hereof, including, without limitation, any liability under the federal securities law.

                    5.  This letter, when countersigned by the
          Shareholders, will constitute an amendment of Section 1.2 of the Agreement as set forth in paragraph 1 hereof, consent by the Company to the matters specifically referred to paragraphs 2 and 3 hereof, and the agreement of the Shareholders as set forth in paragraph 4 hereof. Except as otherwise specifically provided herein, the Agreement will remain in full force and effect.

                                        Very truly yours,

                                        Grow Group, Inc.

                                        By:  /s/ Russell Banks
                                             Russell Banks,
                                             President

          Agreed to this __ day
          of February 1995:

          CORIMON, S.A.C.A.


          By:/s/ Arthur W.Broslat
             Arthur W. Broslat,
             Director-Chief Financial Officer


          By:/s/ Gustavo Mata-Borjas
             Gustavo Mata-Borjas,
             Director-General Counsel

          CORIMON CORPORATION


          By:/s/ Arthur W. Broslat
             Arthur W. Broslat, Director